Exhibit 8.2

[Sullivan & Cromwell LLP Letterhead]

October 12, 2010

Smithtown Bancorp Inc.,

        100 Motor Parkway,

                Suite 160, Hauppauge, New York.

Ladies and Gentlemen:

We have acted as counsel to Smithtown Bancorp Inc. (“Smithtown”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the registration statement on Form S-4 on or about the date hereof (the “Registration Statement”), relating to the planned merger (the “Merger”) of Smithtown with and into People’s United Financial, Inc. (“People’s”), pursuant to the Agreement and Plan of Merger dated July 15, 2010, among Smithtown and People’s . We hereby confirm to you that insofar as they purport to describe provisions of United States federal income tax law applicable to the Merger, the statements set forth under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, subject to the limitations and qualifications set forth therein, represent our opinion as to the matters therein discussed.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit and any reference to us under the heading “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP